UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 4									OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP							OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response 0.5
(Print or Type Responses)	Filed prusuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol					6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Shuck	Robert	F. III	Raymond James Financial (RJF)					X Director		______ 10% Owner
(Last)	(First)	(Middle)	3. IRS or Social Security		4. Statement for			X Officer (give		______ Other (specify
			Number of Reporting		Month/Day/Year			title below)		below)
880 Carillon Parkway			Person (Voluntary)		September 12, 2002			Vice Chairman
(Street)					5. If Amendment			7. Individual or Joint/Group Filing (Check Applicable Line)
					Date of Original			X Form filed by One Reporting Person
St. Petersburg	FL	33716			(Month/Day/Year)			Form filed by More than One Reporting Person
(City)	(State)	(ZIP)	Table I  ~~-~~  Non Derivative Securities Acquired, Disposed of , or beneficially Owned

1. Title of Security			2. Trans-	2A. Deemed	3. Trans-	4. Securities Acquired (A)			5. Amount of	6. Owner-	7. Nature of
(Instr. 3)			action	Execution	action	or Disposed of (D)			Securities	ship	Indirect
			Date	Date, if any	Code	(Instr. 3, 4 and 5)			Beneficially	Form:	Beneficial
				(Month/Day/Year	(Instr. 8)				Owned at	Direct	Owner-
			(Month/						Following	(D) or	ship
			Day/						Reported	Indirect
			Year)		Code V		(A) or		Transactions	(I)
Raymond James Financial, Inc. (RJF)						Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)
RJF Common Stock			9/12/2002		G	150	D		254,837	D
RJF Common Stock									215,893	I	Spouse
RJF Common Stock									2,884	I	ESOP

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.										(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).										SEC 1474 (7-96)

FORM 4 (continued)	Table II ~~--~~ Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security	2. Conver-	3. Trans-	3.A Deemed	4. Trans-		5. Number or Deriv-		6. Date Exer-		7. Title and Amount of		8. Price	9. Number	10.Owner-
(Instr. 3)	sion or	action	Execution Date,	action		ative Securities Ac-		cisable and		Underlying Securities		of	of deriv-	ship
	Exercise	Date	if any	Code		quired (A) or Dis-		Expiration		(Instr. 3 and 4)		deriv-	ative	Form of
	Price of		(Month/Day/Year	(Instr. 8)		posed of (D)		Date				Secur-	Secur-	Security:
	Deri-	(Month/				(Instr. 3, 4, and 5)		(Month/Day/				ity	ities	Direct
	vative	Day/						Year)				(Instr.	Bene-	(D) or
	Security	Year)										5)	ficially	Indirect
													Owned	(I)
													at End	Instr. 4)
													of deriv-
										Title			Month
								Date	Expira-		Amount or		(Instr. 4)
				Code	V	(A)	(D)	Exer-	tion		Number of
								cisible	Date		Shares

Employee Stock Option (Right to buy)								Current	1/18/2003	Common stock	3,000	22.1667
Employee Stock Option (Right to buy)								11/18/2002	1/18/2003	Common stock	750	22.1667
Employee Stock Option (Right to buy)								9/28/2003	9/28/2004	Common stock	200	20.5000
Employee Stock Option (Right to buy)								9/27/2004	9/27/2005	Common stock	1000	19.1875
Employee Stock Option (Right to buy)								10/2/2005	10/2/2006	Common stock	300	31.3750
Employee Stock Option (Right to buy)								10/1/2006	12/1/2006	Common stock	300	26.0500
Employee Stock Option (Right to buy)								11/28/04-11/28/06	1/28/2007	Common stock	4,000	32.0000
Employee Stock Option (Right to buy)								11/28/2004	1/28/2007	Common stock	325	32.0000
Employee Stock Option (Right to buy)								11/28/04-11/28/06	1/28/2007	Common stock	425	32.0000	10,300	D
Call options (obligation to sell)								5/9/2002	11/16/2002	Common stock	5,000	220.00		D
Call options (obligation to sell)								5/9/2002	11/16/2002	Common stock	5,000	220.00		I
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations,									/S/ ROBERT F. SHUCK				9/12/2002
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).									**Signature of Reporting Person				Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient.
see Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
														Page 2
														SEC 1474 (7-96)